Exhibit 10.57
STILWELL VALUE PARTNERS VI, L.P.
A Delaware Limited Partnership

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

October 1, 2008

		Page

9.6	Not for Benefit of Creditors	31
9.7	Consents	31
9.8	Miscellaneous	31

STILWELL VALUE PARTNERS VI, L.P.
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
     THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of Stilwell Value Partners VI, L.P. is made as of this 1st day of October 2008 (the “Effective Date”), by and among Stilwell Value LLC., as General Partner, and such other Person or Persons who execute or consent in writing to be bound by the terms of and are admitted to the Partnership under this Agreement as Limited Partners.
ARTICLE I
Definitions
     For purposes of this Agreement:
     “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
     “Affiliate” means with respect to a specified Person (a) any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, (b) any Person that is an officer, director, partner, member, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner, member, or trustee, or with respect to which such Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, or (d) any spouse, child, or parent of the specified Person.
     “Agreement” means this Limited Partnership Agreement, as amended from time to time.
     “Capital Account” means with respect to each Partner the capital account established and maintained on behalf of such Partner as described in Section 3.4.
     “Capital Contributions” means with respect to any Partner or Assignee as of any date, the total amount of money and the fair market value of property that has been contributed to the Partnership by such Partner (or any predecessor in interest) as of such date, as determined by the General Partner in its sole discretion.
     “Certificate” means the certificate of limited partnership referred to in Section 2.1.
     “Closing Date” means the first date on or as of which a Limited Partner other than the Initial Limited Partner is admitted to the Partnership.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
     “Derivative Interest” means any contract or other right or interest of or relating to any Security Interest, any group of Security Interests, any index or basket of Security Interests or interest rate or other differential (basis), including, but not limited to, any put or call option written by the Partnership or another, any swap contract, notional principal contract, cap, collar, floor agreement, or other similar agreement, or any option to enter into any of the foregoing, whether or not traded on an exchange.
     “Disability” means, with respect to a Person, a state or condition of incapacitated legal disability or, through illness, age, or other cause, an inability to give reasoned consideration to financial matters, which condition or inability is reasonably expected to last more than six months.
     “Effective Date” shall have the meaning set forth in the Preamble.
     “Fiscal Period” means each period that starts on the Closing Date (in the case of the initial Fiscal Period) and thereafter on the day immediately following the last day of the preceding Fiscal Period, and that ends on the earliest of the following dates:
                    (i) any date as of which any withdrawal or distribution of capital is made by or to any Partner or as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Partner, other than a withdrawal or distribution by or to, or an allocation to the Capital Accounts of, all Partners that does not result in any change of any Partner’s Partnership Percentage;
                    (ii) the date which immediately precedes any day as of which a contribution to capital is accepted by the General Partner from any new or existing Partner; or
                    (iii) any other date which the General Partner selects in its sole discretion.
     “Fiscal Quarter” means any calendar quarter, unless the General Partner in its sole discretion shall elect another fiscal quarter.
     “Fiscal Year” means each period commencing on January 1 of each year and ending on December 31 of such year.
     “General Partner” means Stilwell Value LLC, a Delaware limited liability company, any substitute therefor admitted in accordance with the terms of this Agreement, and any other Person hereafter admitted as an additional general partner.
     “Incentive Allocation” means, with respect to any Limited Partner for any Performance Period, twenty percent (20%) of the amount by which (i) such Limited Partner’s Positive Performance Change for such Performance Period, if any, exceeds (ii) the positive balance in such Limited Partner’s Loss Account with respect to such Performance Period.

     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Investment” means any Security Interest, or Derivative Interest.
     “Limited Partner” means any person who has been admitted to the Partnership as a Limited Partner and has not made a withdrawal of his entire Capital Account pursuant to Section 6.3 or assigned his entire limited partnership interest pursuant to Section 6.1.
     “Loss Account” means a memorandum account for each Limited Partner to be recorded in the books and records of the Partnership with respect to a Performance Period. The balance of the Loss Account for the initial Performance Period with respect to a Limited Partner’s Capital Account shall be zero. The balance of such Loss Account for each subsequent Performance Period shall be calculated as follows:
                    (i) The balance of such Loss Account shall equal the balance of such Limited Partner’s Loss Account for the immediately preceding Performance Period, increased by the Negative Performance Change or decreased (but not below zero) by the Positive Performance Change for the immediately preceding Performance Period.
                    (ii) If such Limited Partner makes a withdrawal as of the close of such prior Performance Period or during the current Performance Period, any positive balance of the Loss Account shall be reduced (but not below zero) by an amount determined by multiplying (a) such positive balance by (b) a fraction, the numerator of which is the amount withdrawn and the denominator of which is the balance of such Limited Partner’s Capital Account immediately before giving effect to such withdrawal.
     “Managed Account” means any asset or investment of the General Partner or Affiliate of the General Partner, or any asset managed by the General Partner or any Affiliate of the General Partner for the account of any party other than the Partnership, which are invested or available for investment in investment or trading activities, whether or not of the specific type being conducted by the Partnership.
     “Net Assets” means, as of any date, the total value of all Investments and other assets of the Partnership as of such date as determined by the General Partner in accordance with Section 5.4, minus an amount equal to all debts, liabilities and obligations of the Partnership as of such date (including any reserves for contingencies accrued pursuant to Section 5.5). Except as otherwise expressly provided herein:
                    (iii) Net Assets as of the first day of any Fiscal Period shall be determined on the basis of the valuation of assets conducted as of the close of the immediately preceding Fiscal Period (after giving effect to withdrawals by, or distributions payable to, any Partner which are effective as of the close of the immediately preceding Fiscal Period), except that Capital Contributions made by any Partner after the last day of such immediately preceding Fiscal Period shall be added to such assets; and
                    (iv) Net Assets as of the last day of any Fiscal Period shall not give effect to any of the following amounts:

          (A) withdrawals by or distributions payable to any Partner which are effective as of the date on which such determination is made; and
          (B) withholding taxes, expenses of processing withdrawals, other payables, and increases or decreases in any reserves or other amounts recorded pursuant to Section 5.5 during the Fiscal Period ending as of the date on which such determination is made, to the extent the General Partner in its sole discretion determines in accordance with this Agreement that such items are not to be charged ratably to the Capital Accounts of all Partners on the basis of their respective Partnership Percentages as of the commencement of the Fiscal Period.
     “Net Loss” means, with respect to any Fiscal Period, any amount by which the Net Assets as of the first day of the Fiscal Period exceed the Net Assets as of the last day of such Fiscal Period.
     “Net Profit” means, with respect to any Fiscal Period, any amount by which the Net Assets as of the last day of the Fiscal Period exceed the Net Assets as of the first day of such Fiscal Period.
     “Offering Costs” means all expenditures classified as “syndication expenses” under Section 1.709-2(b) of the Treasury Regulations promulgated under Section 709 of the Code; provided, however, that neither placement nor solicitation fees may be considered “Offering Costs” for purposes of this Agreement.
     “Organizational Costs” means any and all expenses (including, without limitation, travel expenses, printing costs, legal and accounting fees, and other out-of-pocket expenses) incurred in connection with the organization of the Partnership.
     “Partner” means the General Partner or any of the Limited Partners, except as otherwise expressly provided herein, and “Partners” means the General Partner and all of the Limited Partners.
     “Partnership” means the limited partnership formed pursuant to this Agreement.
     “Partnership Percentage” means, with respect to any Partner for any Fiscal Period, a percentage determined by dividing the amount of the Partner’s Capital Account as of the beginning of the Fiscal Period (after crediting to such Capital Account the initial Capital Contribution of the Partner (in the case of a Partner who is admitted to the Partnership as of such date) by the sum of the Capital Accounts of all of the Partners as of the beginning of the Fiscal Period (after crediting all Capital Contributions to the Partnership which are effective as of such date). The sum of the Partnership Percentages of all Partners for each Fiscal Period shall equal one hundred percent (100%).
     “Performance Change” means, with respect to each Limited Partner for each Performance Period, the difference between:
                    (v) the sum of (A) the balance of such Limited Partner’s Capital Account as of the close of the Performance Period (after giving effect to all allocations to be made to such Capital Account as of such date, other than any Incentive Allocation to be debited against such Limited Partner’s Capital Account), plus (B) any debits to such Limited Partner’s Capital Account to reflect any actual or deemed distributions or withdrawals from such Capital Account as of the end of the Performance Period, plus (C) any debits to such Limited Partner’s Capital Account during the Performance Period to reflect any items allocable to such Limited Partner’s Capital Account pursuant to Section 4.2 or Section 6.4 hereof; and
                    (vi) the balance of such Limited Partner’s Capital Account as of the beginning of the Performance Period (after giving effect to Capital Contributions that are effective as of such date).
     If the amount specified in clause (i) exceeds the amount specified in clause (ii), such difference shall be a “Positive Performance Change,” and if the amount specified in clause (ii) exceeds the amount specified in clause (i), such difference shall be a “Negative Performance Change.” If a Limited Partner receives a distribution or makes a withdrawal of less than all of its Capital Account (an “Interim Withdrawal”) prior to the last day of a Fiscal Year, a separate computation of the Performance Change shall be made with respect to the distributed or withdrawn amount as of the date of such withdrawal or distribution. In that case, (A) the amount distributed or withdrawn shall be deemed to be the amount specified in clause (i) and (B) an amount equal to the balance in the Capital Account as of the beginning of the Performance Period (determined as set forth in clause (ii)), multiplied by the ratio of the amount distributed or withdrawn to the Capital Account balance as of immediately before such withdrawal or distribution (before taking into account the amount of such withdrawal or distribution), shall be deemed to be the amount in clause (ii). In determining the amount of the Performance Change with respect to such Limited Partner for the Performance Period which includes the date of such Interim Withdrawal, the amount specified in clause (ii) above shall be determined without regard to the portion of the beginning Capital Account which was taken into account in determining the Incentive Allocation under the preceding sentence.
     “Performance Period” means, with respect to each Limited Partner, the period commencing as of the date on which the General Partner has accepted the Capital Contribution of the Limited Partner and the Limited Partner has been admitted to the Partnership (in the case of the initial Performance Period), and thereafter commencing as of the day following the last day of the preceding Performance Period with respect to such Limited Partner, and ending as of the close of business on the first to occur of the following after the relevant commencement date:
                    (vii) the date the Partnership liquidates a substantial position;
                    (viii) any distribution to or any complete or partial withdrawal by such Limited Partner of his, her, or its then Capital Account balance (provided that the Performance Period shall end at that time only with respect to the amount distributed to or withdrawn by the Limited Partner);
                    (ix) the admission as a substitute Limited Partner of a person to whom the entire interest of such Limited Partner has been Transferred; or

                    (x) the final distribution to such Limited Partner following the dissolution of the Partnership.
     “Person” means any natural person, corporation, firm, joint venture, partnership, trust, unincorporated organization, government or any department, political subdivision or agency of a government.
     “Plan Asset Regulations” means the U.S. Department of Labor plan asset regulations (as set forth in Section 2510.3-101 of the U.S. Department of Labor regulations).
     “Positive Basis” means, with respect to any Partner and as of any time of calculation, the excess of the amount distributed to such Partner upon complete or partial withdrawal from or liquidation of the Partnership over such Partner’s “adjusted tax basis” in its Partnership interest at such time (determined without regard to any adjustments made to such adjusted tax basis by reason of any transfer or assignment of such interest, including by reason of death).
     “Positive Basis Partner” means any Partner who withdraws some or all of his Capital Account and who has Positive Basis as of the Withdrawal Date of such withdrawal.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security” means (i) any stock, beneficial interest, partnership interest, investment contract, cash contract, bond, note, debenture, trust receipt, certificate, loan participation, investment product, or other security of any kind (including, without limitation, any “security” as that term is defined in Section 2(a)(1) of the Securities Act, or (ii) any contract for future or forward delivery of any Security.
     “Transfer” means any sale, exchange, transfer, assignment, pledge, or other disposition by a Partner of his interest in the Partnership to another party, whether voluntary or involuntary.
     “Withdrawal Date” means the date as of which a withdrawal permitted or required under this Agreement is effective.
ARTICLE II
Organization
          2.1 Continuation of the Limited Partnership. The parties hereto hereby agree to continue the Partnership as a limited partnership pursuant to this Agreement and the Act. Any previous agreement for the governance of the Partnership is hereby superseded in its entirety. The General Partner has filed the Certificate with the Secretary of State of Delaware and shall do all other things required to maintain the formation of the Partnership as a limited partnership and to authorize the conduct of its business in all jurisdictions where the Partnership intends to conduct business.
          2.2 Name of Partnership. The name of the Partnership shall be “Stilwell Value Partners I, L.P.” or such other name as the General Partner may hereafter adopt upon (i) filing an amendment to the Certificate with the Secretary of State of Delaware and (ii) sending notice thereof to the Limited Partners. The Partnership shall have the exclusive ownership and right to use the Partnership name so long as the Partnership continues, but upon the Partnership’s termination, the Partnership shall assign the name and the goodwill attached thereto to the General Partner without payment by the General Partner of any consideration therefor.
          2.3 Principal Office; Registered Office. The Partnership shall have its principal office at 26 Broadway, 23rd Floor, New York, New York 10004, or at such other location as the General Partner shall designate from time to time. The Partnership shall have its registered office in Delaware at 15 East North Street, Dover, Delaware. The Partnership’s registered agent for service of process in Delaware shall be XL Corporate Services, Inc., 15 East North Street, Dover, Delaware 19901, unless a different registered office or agent is designated from time to time by the General Partner.
          2.4 Term of Partnership. The term of the Partnership shall commence on the date on which the Certificate is filed with the Secretary of State of Delaware and shall continue until dissolved pursuant to Section 8.1 hereof (unless its term is extended pursuant to Section 8.1).
          2.5 Purposes and Powers of the Partnership. The Partnership is organized for the purpose of seeking long-term capital appreciation through investing in a few (possibly only one) undervalued financial institutions. The Partnership shall have the authority to enter into and perform all contracts and other undertakings, and engage in all other activities and transactions as the General Partner may deem necessary, advisable, or convenient for carrying out the purposes of the Partnership, including (but not limited to) the authority to:
               (a) Purchase, hold, sell, exchange, lend, transfer, mortgage, pledge, and otherwise acquire and dispose of, and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Investments and the proceeds therefrom;
               (b) Purchase and hold for investment Investments which may not be resold in the absence of an effective registration statement relating thereto under the Securities Act or an exemption from such registration requirements;
               (c) Organize or participate and invest in one or more joint ventures, partnerships (limited or general), corporations, limited liability companies, or other entities, whether or not controlled by the Partnership.
               (d) Borrow or raise moneys and obtain letters of credit, and, from time to time without limitation as to amount or manner and time of repayment, issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, bonds, debentures, and other negotiable or nonnegotiable instruments and evidences of indebtedness, and secure the payment of such or other obligations of the Partnership by mortgage upon, or hypothecation or pledge of, all or part of the property of the Partnership whether at the time owned or thereafter acquired;
               (e) Attempt to gain board representation, meet with management of a company to discuss shareholder concerns, initiate the solicitation of proxies, write to other shareholders about a company’s inability to achieve shareholder value or to otherwise influence the policies of the board of a company in which the Partnership invests. The Partnership may also publicize its dissatisfaction with a company through various media, including submitting correspondence between the Partnership and other shareholders to the press, making public statements about the company’s activities or any other actions as deemed appropriate by the General Partner in order to gain the board’s attention.
ARTICLE III
Admission of Partners; Capital
          3.1 Admission of Limited Partners.
               (a) The General Partner may, on the Closing Date and at such other times as the General Partner may determine in its sole discretion, and without advance notice to or consent of the Limited Partners, admit as a Limited Partner any Person who shall execute a counterpart of this Agreement or otherwise agree in writing to be bound hereby unless the investment by such Person in the Partnership would have any of the effects described in clauses (i) through (iv) of Section 6.1(c) herein. Any investor subscribing to the Partnership when the Partnership is holding a substantial investment position, may be required to contribute an additional amount, to be determined at the sole discretion of the General Partner, to cover such Partner’s portion of any organizational costs and any increase in value of the partnership’s assets. Except to the extent provided in this Agreement, the manner of the offering of limited partnership interests, the terms and conditions under which subscriptions for such limited partnership interests will be accepted, the manner of and conditions to the sale of limited partnership interests to subscribers therefor, and the admission of such subscribers as Limited Partners shall be prescribed by the General Partner in its sole discretion. The General Partner shall have the absolute discretion to reject subscriptions for limited partnership interests in the Partnership.
          3.2 Capital Contributions.
               (a) Each Limited Partner shall make an initial Capital Contribution to the Partnership in the minimum amount of $100,000 subject to the right of the General Partner to accept lesser amounts, in its sole discretion.
               (b) The General Partner may cause the Partnership to accept additional Capital Contributions at such times and in such minimum amounts as may be determined by the General Partner in its sole discretion; provided, however, that no Limited Partner shall be obligated to make any additional Capital Contribution to the Partnership, subject to the provisions of Sections 5.5 and 6.4 and any contrary provision of the Act.
               (c) The General Partner in its sole discretion shall have the right at any time to make Capital Contributions to the Partnership as a Limited Partner or General Partner.
               (d) Except as otherwise permitted by the General Partner in its sole discretion, (i) all initial or additional Capital Contributions shall be payable in immediately available funds and in one installment, and (ii) initial Capital Contributions shall be due as of the date of admission of such person as a Limited Partner.

          3.3 Withdrawal; Interest. Except as otherwise provided in this Agreement, no Partner shall have the right to the return of his Capital Contributions, and no Partner shall be entitled to receive interest on his Capital Contributions or Capital Account. The General Partner shall not be liable for the return of any portion of the Capital Contributions of any Partner.
          3.4 Capital Accounts.
               (a) The Partnership shall maintain a separate Capital Account for each Partner in accordance with the provisions of this Section 3.4.
               (b) Each Partner’s Capital Account shall have an initial balance equal to the Partner’s initial Capital Contribution to the Partnership.
               (c) Each Partner’s Capital Account shall be increased by the sum of (i) the amount of any Net Profit allocated to such Partner’s Capital Account pursuant to Sections 4.1 and 4.4, (ii) the amount of any redemption or transfer charge which is required to be credited to the Capital Accounts of continuing Partners pursuant to Section 6.1(i) or Section 6.3(f), (iii) any decreases in any reserves recorded by the Partnership pursuant to Section 5.5(a), and any receipt determined to be applicable to a prior Fiscal Period pursuant to Section 5.5(b), to the extent that such receipt is not credited to such Partner’s Capital Account in accordance with such Partner’s then current Partnership Percentage, and (iv) in the case of the General Partner, the amount of any Incentive Allocation which is required to be credited in accordance with Section 4.3.
               (d) Each Partner’s Capital Account shall be reduced by the sum of (i) the amount of any cash and the value of any property withdrawn by or distributed to such Partner pursuant to Section 6.3 or 8.2, including any amount deducted from any such withdrawal or distribution pursuant to Section 6.3(f), (ii) the amount of any Net Loss allocated to such Partner’s Capital Account pursuant to Sections 4.1 and 4.4, (iii) any withholding taxes or other expense items charged to such Partner’s Capital Account pursuant to Sections 4.2 and 6.4, (iv) any Incentive Allocation charged to such Partner’s Capital Account pursuant to Section 4.3, (v) any increase in any reserve recorded by the Partnership pursuant to Section 5.5(a), and (vi) any payment determined to be applicable to a prior Fiscal Period pursuant to Section 5.5(b), to the extent that such payment is to be charged to such Partner’s Capital Account on a basis which is not in accordance with the current respective Partnership Percentages of all Partners.
               (e) In the event that a Limited Partner makes an additional Capital Contribution pursuant to Section 3.2(b), then such Partner’s Capital Account shall be increased in the amount of such additional Capital Contribution in accordance with this Section 3.4.
ARTICLE IV
Allocations
          4.1 Allocation of Net Profit and Net Loss. Subject to the special allocation provisions of this Article IV, as of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Partners in proportion to their Partnership Percentages for the Fiscal Period.

          4.2 Allocation of Certain Expenditures.
               (a) Except as otherwise provided for in the Agreement, any expenditures payable by the Partnership, to the extent determined by the General Partner in its sole discretion to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners (including, without limitation, charges imposed on a transferor Partner under Section 6.1(i) and charges imposed upon a withdrawing Partner under Section 6.3(f)), shall be charged to only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be charged to the Capital Accounts of such Partners as of the close of the Fiscal Period during which any such items were accrued by the Partnership.
               (b) Offering Costs incurred in any Fiscal Year shall be held in suspense until the Fiscal Period ending on the last day of the Fiscal Year and shall be allocated among the Limited Partners in accordance with their Partnership Percentages for such Fiscal Period.
          4.3 Incentive Allocation. As of the close of each Performance Period (generally, when the Partnership disposes of a substantial investment), the General Partner’s Capital Account will be credited with an Incentive Allocation with respect to each Limited Parmer, and an Incentive Allocation will be debited from each Limited Partner’s Capital Account, or, in the case of a complete or partial withdrawal by a Limited Partner of his, her or its Capital Account balance when the Partnership has not disposed of a substantial investment, the Incentive Allocation will be debited only from the Capital Account of such Limited Partner. Once an Incentive Allocation is made, there is no clawback or reallocation of the amount of the Incentive Allocation in the event of subsequent losses.
          4.4 Allocation to Avoid Capital Account Deficits. To the extent that any debits to the Capital Account of any Limited Partner pursuant to any provision of this Article IV would reduce the balance of the Capital Account of any Limited Partner below zero, that portion of any such debit shall instead be allocated to the Capital Account of the General Partner. Any credits in any subsequent Fiscal Period which would otherwise be allocable pursuant to this Article IV to the Capital Account of any Limited Partner previously affected by the application of this Section 4.4 shall instead be allocated to the Capital Account of the General Partner in such amounts as are necessary to offset all previous debits attributable to such Limited Partner pursuant to this Section 4.4 not previously recovered.
          4.5 Allocations for Income Tax Purposes.
               (a) Except as otherwise required by section 704(c) of the Code, items of income, gain, deduction, loss, or credit that are recognized for income tax purposes in each Fiscal Year shall be allocated among the Partners in such manner as to reflect equitably amounts credited to or debited against each Partner’s Capital Account, whether in such Fiscal Year or in prior Fiscal Years. To this end, the Partnership shall establish and maintain records that shall show the extent to which the Capital Account of each Partner, as of the last day of each Fiscal Year, includes amounts that have not been reflected in the taxable income of such Partner. To the extent feasible and equitable (as determined by the General Partner in its sole discretion), taxable income and gains in each Fiscal Year shall be allocated among the Partners who have enjoyed the related credits to their Capital Accounts, and items of deduction, loss and credit in each Fiscal Year shall be allocated among the Partners who have borne the burden of the related debits to their Capital Accounts.
               (b) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required under Treasury Regulation § 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provision of the Treasury Regulations.
               (c) If the Partnership realizes net gains from the sale of Partnership assets for federal income tax purposes for any Fiscal Year in which one or more Positive Basis Partners withdraws from the Partnership pursuant to Section 6.3, the General Partner in its sole discretion may elect: (i) to allocate such net gains among such Positive Basis Partners pro rata in proportion to the respective Positive Basis of each such Positive Basis Partner, until either the full amount of such net gains shall have been so allocated or the Positive Basis of each such Positive Basis Partner shall have been eliminated; and (ii) to allocate any remaining net gains to the other Partners in accordance with subsection (a); provided, however, that if, following such Fiscal Year, the Partnership realizes net gains from a sale of a property investment the proceeds of which are designated on the Partnership’s books and records as being used to effect payment of all or part of the liquidating share of any Positive Basis Partner, such net gains shall be allocated to such Positive Basis Partner to the extent of the amount, if any, by which his or its Positive Basis as of the Withdrawal Date of its withdrawal exceeds the amount allocated to such Partner pursuant to clause (i) of this sentence.
ARTICLE V
Accounting and Valuations
          5.1 Books and Records.
               (a) The General Partner shall keep books and records pertaining to the Partnership’s affairs showing all of its assets and liabilities, receipts and disbursements, realized income, gains and losses, Partners’ Capital Accounts, and all transactions entered into by the Partnership. Such books and records of the Partnership shall be kept at its principal office.
               (b) The General Partner shall have the right to keep confidential from the Limited Partners, for such period of time as the General Partner in its sole discretion deems reasonable, (i) any information which the General Partner in its sole discretion believes to be in the nature of trade secrets, (ii) any information the disclosure of which the General Partner believes is not in the best interests of the Partnership or could damage the Partnership or its business, and (iii) any information which the Partnership is required by law or agreement with a third party to keep confidential. Except to the extent provided in this Agreement, each Limited

Partner agrees that the General Partner in its sole discretion shall be entitled to preserve the confidentiality of the information contained in the books and records of the Partnership to the maximum extent permitted by law, and each Limited Partner waives and covenants not to assert any claim or entitlement whatsoever to gain access to any such information, including any information relating to any other Limited Partner or the Partnership’s trading activity.
          5.2 Reports.
               (a) The Limited Partners may be provided audited reports upon request, at the discretion of the General Partner.
               (b) The General Partner may at any time and from time to time furnish such other reports or other information to the Limited Partners in such form and having such content as the General Partner may determine in its sole discretion.
               (c) As soon as practicable after the end of each taxable year, the General Partner shall furnish to each Limited Partner such information as may be required to enable the Limited Partner properly to report for federal and state income tax purposes his distributive share of each Partnership item of income, gain, loss, deduction or credit for such year.
          5.3 Filing of Tax Returns. The General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each taxable year of the Partnership.
          5.4 Valuation of Partnership Investments.
               (a) The General Partner shall value the assets of the Partnership using the tax-basis of accounting (generally, all investments will be valued at cost until such time as the Partnership disposes of a substantial investment position). In determining the value of the assets of the Partnership, no value shall be places on the goodwill or name of the Partnership, or the office records, files, statistical data or any similar intangible assets of the Partnership not normally reflected in the Partnership’s accounting records. The General Partner, in valuing investments, may in its sole discretion select such other methods of valuation as it shall deem appropriate under the circumstances. Without limiting the generality of the foregoing, the General Partner may, in its sole discretion, adjust valuations to reflect restrictions on marketability, illiquidity in certain investments, and any commission or other transaction fees.
               (b) Investment and trading transactions shall be accounted for on the trade date. Accounts shall be maintained in U.S. dollars.
               (c) The value of each Investment and other asset of the Partnership and the net worth of the Partnership as a whole determined pursuant to this Section 5.4 shall be conclusive and binding on all of the Partners and all parties claiming through or under them.

          5.5 Reserves; Adjustments for Certain Future Events.
               (a) Appropriate reserves for contingent liabilities may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts in such amounts as the General Partner in its sole discretion deems necessary or appropriate. The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner in its sole discretion deems necessary or appropriate. At the sole discretion of the General Partner, the amount of any such reserve, or any increase or decrease therein, may be charged or credited, as appropriate, to the Capital Accounts of those Persons who are Partners at the time when such reserve is created, increased, or decreased, as the case may be, or alternatively may be charged or credited to those Persons who were Partners at the time of the act or omission giving rise to the contingent liability for which the reserve was established.
               (b) If the General Partner in its sole discretion determines that it is equitable to treat an amount to be paid or received as being applicable to one or more prior periods, then such amount may be proportionately charged or credited, as appropriate, to those parties who were Partners during such prior period or periods.
               (c) If any amount is to be charged or credited to a Person who is no longer a Partner, such amount shall be paid by or to such Person, as the case may be, in cash. In the case of a charge, the former Partner shall be obligated to pay the amount of the charge, as provided above, to the Partnership on demand; provided that (i) in no event shall a former Partner be obligated to make a payment exceeding the amount of its Capital Account at the time to which the charge relates, and (ii) no such demand shall be made to the extent prohibited by applicable law. To the extent the Partnership fails to collect, in full, any amount required to be charged to such former Partner pursuant to paragraph (a) or (b) of this Section 5.5, whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency may be charged to the Capital Accounts of all current Partners who were Partners during such period or periods that the charge or credit was applicable in accordance with their respective Partnership Percentages for such period or periods.
          5.6 Tax Accounting. The Partnership may adopt for tax accounting purposes any accounting method that the General Partner in its sole discretion shall decide is in the best interests of the Partnership and which is permissible for federal income tax purposes. The Partnership currently utilizes a tax-basis method of accounting.
          5.7 Determinations by the General Partner.
               (a) All matters concerning the determination and allocation among the Partners of the amounts to be determined and allocated pursuant to this Agreement, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the General Partner in its sole discretion unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all the Partners.
               (b) The General Partner in its sole discretion may make such adjustments to the computation of Net Profit or Net Loss, the Performance Change with respect to any Limited Partner, or any component items comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Partnership and the intended allocation thereof among the Partners.
ARTICLE VI
Transfers and Withdrawals
          6.1 Transfer of Interests of Limited Partners.
               (a) Each Limited Partner hereby agrees that he will not make or attempt to make any Transfer of his interest in the Partnership that will violate this Section 6.1. In the event of any attempted Transfer of any Limited Partner’s interest in the Partnership in violation of the provisions of this Section 6.1, without limiting any other rights of the Partnership, the General Partner in its sole discretion shall have the right to require the withdrawal of such Limited Partner from the Partnership as provided by Section 6.3(g).
               (b) No Transfer of any Limited Partner’s interest in the Partnership, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Limited Partner, unless the prior written consent of the General Partner has been obtained, which consent may be denied in the General Partner’s sole discretion.
               (c) No Transfer of any Limited Partner’s interest in the Partnership, whether voluntary or involuntary, shall be valid or effective unless the General Partner in its sole discretion determines, after consultation with legal counsel acting for the Partnership, that such Transfer will not:
                    (i) require registration of any interest in the Partnership under any securities laws of the United States of America, any state thereof, or any other jurisdiction;
                    (ii) subject the Partnership or the General Partner to a requirement to register under any securities or commodities laws of the United States of America, any state thereof, or any other jurisdiction;
                    (iii) result in a termination of the Partnership for U.S. federal income tax purposes under section 708(b)(1)(B) of the Code or cause the Partnership to be treated as a “publicly traded partnership” for U.S. federal income tax purposes under section 7704(b) of the Code;
                    (iv) violate or be inconsistent with any representation or warranty made by the transferring Limited Partner at the time the Limited Partner subscribed to purchase an interest in the Partnership.
               (d) The transferring Limited Partner or his legal representative shall give the General Partner written notice before making any voluntary Transfer and after any involuntary Transfer and shall provide sufficient information to allow legal counsel acting for the Partnership to make the determination that the proposed Transfer will not result in any of the consequences referred to in clauses (i) through (iv) of Section 6.1(c) above. If an assignment, transfer or disposition occurs by reason of the death of a Limited Partner or assignee, the notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee. The notice must be supported by proof of legal authority and valid assignment acceptable to the General Partner in its sole discretion.
               (e) In the event any Transfer permitted by this Section 6.1 shall result in multiple ownership of any Limited Partner’s interest in the Partnership, the General Partner in its sole discretion may require one or more trustees or nominees to be designated to represent a portion of or the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferor as a Limited Partner had pursuant to the provisions of this Agreement.
               (f) Subsequent to receipt of the consent of the General Partner (which consent may be withheld by the General Partner in its sole discretion), an authorized transferee shall be entitled to the allocations and distributions attributable to the interest in the Partnership transferred to such transferee and to transfer such interest in accordance with the terms of this Agreement; provided, however, that such transferee shall not be entitled to the other rights of a Limited Partner as a result of such transfer until he becomes a substituted Limited Partner. No transferee may become a substituted Limited Partner without the consent of the General Partner (which consent may be withheld by the General Partner in its sole discretion). A transferring Limited Partner will remain liable to the Partnership as provided under applicable law and this Agreement regardless of whether his transferee becomes a substituted Limited Partner. Notwithstanding the above, the Partnership and the General Partner shall incur no liability for allocations and distributions made to the transferring Limited Partner until a written instrument of transfer has been received by the Partnership and recorded on its books and the effective date of the Transfer has passed.
               (g) Any other provision of this Agreement to the contrary notwithstanding, a transferee shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 6.1, the General Partner in its sole discretion may require the transferring Limited Partner to execute and acknowledge an instrument of transfer in form and substance satisfactory to the General Partner, and may require the transferee to make certain representations and warranties to the Partnership and Partners and to accept, adopt and approve in writing all of the terms and provisions of this Agreement. A transferee shall become a substituted Limited Partner and shall succeed to the portion of the transferor’s Capital Account relating to the interest transferred effective upon the satisfaction of all of the conditions for such Transfer contained in this Section 6.1.
               (h) In the event of a Transfer or in the event of a distribution of assets of the Partnership to any Partner, the Partnership, in the sole discretion of the General Partner, may, but shall not be required to, file an election under Section 754 of the Code and in accordance with the applicable U.S. Treasury regulations, to cause the basis of the Partnership’s assets to be adjusted for federal income tax purposes as provided by Sections 734 or 743 of the Code.

                    (i) The General Partner may, in its sole discretion, impose a charge on the transferor of an interest in the Partnership in an amount equal to the sum of (i) the actual or estimated costs to the Partnership of processing the Transfer of such interest, plus (ii) in connection with any Transfer occurring prior to amortization in full of the Partnership’s Organizational Costs, a ratable portion of the Partnership’s Organizational Costs which have not yet been fully amortized. The amount of any such charges deducted by the Partnership, net of any actual costs and expenses of processing the withdrawal, shall be allocated among and credited to the Capital Accounts of the remaining Partners on the commencement of the Fiscal Period immediately following the effective date of the Transfer in accordance with their respective Partnership Percentages at such time.
          6.2 Transfer of the Interest of the General Partner. The General Partner may not Transfer its interest as a General Partner in the Partnership other than (i) pursuant to a transaction not deemed to involve an assignment of its investment management obligations within the meaning of the Investment Advisers Act of 1940, as amended, (ii) pursuant to any transaction involving a Transfer of such interest to an Affiliate of the General Partner, or (iii) with the approval of Limited Partners whose Partnership Percentages represent more than fifty percent (50%) of the aggregate Partnership Percentages of all Limited Partners. By executing this Agreement, each Limited Partner shall be deemed to have consented to any such Transfer permitted by the preceding sentence. Any successor to the General Partner shall succeed to the portion of the General Partner’s Capital Account relating to the interest transferred.
          6.3 Withdrawals.
                         (a) Except as provided in this Section 6.3, a Limited Partner may not withdraw all or any portion of its Capital Account prior to the Partnership’s dissolution.
                         (b) Except as otherwise provided in this Agreement, Limited Partners will not be permitted to withdraw any investment until the expiration of the second anniversary of the date such investment was accepted into the Partnership. After the expiration of the two year lock-up, a Limited Partner will be permitted to make a complete or partial withdrawal of its investment whenever the Partnership disposes of a substantial investment position, or if no such disposition has been made, a Limited Partner may be permitted to make a complete or partial withdrawal of its investment if the General Partner consents, which consent may be given or withheld, and made subject to such terms and conditions as may be imposed, in the sole discretion of the General Partner.
                         (c) In making a decision whether to consent to a withdrawal by a Limited Partner in the absence of a disposition of a substantial investment position, the General Partner will consider whether the withdrawal would impose any additional tax or regulatory requirements on the Partnership, the General Partner or the other Limited Partners. In the event the General Partner permits a Limited Partner to make a complete or partial withdrawal from the Partnership at a time other than when the Partnership disposes of a substantial investment position, the General Partner may impose such discount or “haircut” as the General Partner deems appropriate from the estimated current fair market value of the amount being withdrawn by the Limited Partner.

                         (d) The General Partner may voluntarily withdraw any portion of its respective Capital Account at any time without giving notice to the Limited Partners.
                         (e) Except as provided in Section 6.3(f) payment of at least eighty-five percent (85%) of the amount due to a withdrawing Partner shall be made within thirty (30) days after the Withdrawal Date (or such earlier date as the General Partner may agree with a Limited Partner), with the remainder of the proceeds to be sent upon completion of the Partnership’s audit. Any amount so withheld shall be paid to the withdrawing Limited Partner without interest. The General Partner may, in its sole discretion, elect to pay withdrawals in cash or in securities or other assets.
                          (f) The General Partner may, in its sole discretion, deduct from any withdrawal payments or otherwise charge to the withdrawing Limited Partner a redemption charge reflecting (i) actual or estimated costs to the Partnership of complying with and processing such withdrawal plus (ii) in connection with any withdrawal occurring prior to amortization in full of the Partnership’s Organizational Costs, a ratable portion of the Partnership’s Organizational Costs which have not yet been fully amortized, plus (iii) the amount of any discount or “haircut” imposed by the General Partner pursuant to Section 6.3(c).
                          (g) The General Partner in its sole discretion may at any time, for any reason, or no reason at all, require a Limited Partner to withdraw all or any portion of his Capital Account pursuant to this Section 6.3, effective on any date designated by the General Partner in its sole discretion. In addition, the General Partner may, in its sole discretion, without notice and retroactively to the date appropriate to avoid the event described in (i), (ii) or (iii) below, require a Limited Partner to withdraw all or any portion of its Capital Account in the event that the General Partner has reason to believe that (i) if such Limited Partner is an Employee Benefit Plan, such withdrawal is necessary in order to avoid having the assets of the Partnership being treated as “plan assets” within the meaning of the Plan Asset Regulations; (ii) such Limited Partner made a misrepresentation to the General Partner in connection with its purchase of an interest in the Partnership; or (iii) such Limited Partner’s ownership of an Interest would result in the violation of any applicable law or regulation by the Partnership or a Partner. Such Limited Partner shall be treated as withdrawn from the Partnership or as having made a partial withdrawal from its Capital Account, as the case may be, without further action on the part of the Limited Partner. The amount due to any such Partner required to withdraw from the Partnership shall be equal to the value of such Partner’s Capital Account as of the Withdrawal Date of the withdrawal, net of any charges imposed pursuant to Section 6.3(f) hereof.
                          (h) The right of any Partner to make a withdrawal from his, her, or its Capital Account pursuant to the provisions of this Section 6.3 is subject to the provision by the General Partner for all Partnership liabilities and for reserves for contingencies provided for in Section 5.5 herein.
                          (i) The right of any Partner to withdraw from his, her, or its Capital Account pursuant to this Section 6.3 may be suspended or restricted:
                               (i) during any period when any securities exchange or organized interdealer market on which a significant portion of the Partnership’s portfolio securities is regularly traded or quoted is closed (otherwise than for holidays) or trading thereon has been restricted or suspended;
                              (ii) whenever the General Partner in its sole discretion determines that disposal of any assets of the Partnership or other transactions involving the sale, transfer or delivery of funds, Investments, or other assets in the ordinary course of the Partnership’s business are not reasonably practicable without being detrimental to the interests of the withdrawing or remaining Partners;
                              (iii) when, for any reason, it is not reasonably practicable to make an accurate and timely determination of the net value of the Partnership’s assets; or
                               (iv) if any event has occurred which calls for termination of the Partnership.
                     (j) The General Partner will promptly notify each Limited Partner who has submitted a withdrawal request and to whom payment in full of the amount being withdrawn has not yet been remitted of any suspension of withdrawal or distribution rights pursuant to Section 6.3(i). The General Partner in its sole discretion may allow any such Partners to rescind their withdrawal request to the extent of any portion thereof for which withdrawal proceeds have not yet been remitted. The General Partner in its sole discretion may complete any withdrawals or distributions as of a date after the cause of any such suspension has ceased to exist and may specify such date as the Withdrawal Date thereof for all purposes of this Section 6.3.
                    (k) A withdrawing Partner shall not share in the income, gains and losses of the Partnership or have any other rights as a Partner after the Withdrawal Date of the withdrawal except as provided in Section 5.5(c) herein.
                     (l) Upon the death or incapacity of any Limited Partner, the General Partner may in its sole discretion completely withdraw the Limited Partner from the Partnership, or may allow the Partnership Interest to be transferred to such Limited Partner’s estate.
          6.4 Withholding or Other Tax Obligations. If the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership or the General Partner, shall cause the amount of such obligation to be charged against the Capital Account of such Partner as of the close of the Fiscal Period during which the Partnership pays such obligation. If the amount of such taxes is greater than such Capital Account balance, then such Partner and any successor to such Partner’s interest shall pay to the Partnership as a Capital Contribution, within 5 business days after notification and demand by the General Partner, the amount of such excess. The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption.

ARTICLE VII
Management
          7.1 Rights, Duties and Powers of the General Partner.
               (a) Subject to the terms and conditions of this Agreement, the General Partner shall have complete and exclusive responsibility (i) for all investment and investment management decisions to be undertaken on behalf of the Partnership and (ii) for managing and administering the affairs of the Partnership and shall have the power and authority to do all things necessary or proper to carry out its duties hereunder.
               (b) Without limiting the generality of the General Partner’s duties and obligations hereunder, the General Partner in its sole discretion shall have full power and authority:
                    (i) to purchase, sell, exchange, trade and otherwise deal in and with Investments and other property of the Partnership;
                    (ii) to make all decisions relating to the manner, method and timing of investment and trading transactions, to select brokers, dealers or other financial intermediaries for the execution, clearance and settlement of any transactions on such terms as the General Partner considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions;
                    (iii) to trade on margin, to borrow from banks or other financial institutions, and to pledge Partnership assets as collateral therefor;
                    (iv) to arrange for the custody of portfolio securities and other assets acquired or held on behalf of the Partnership, to direct custodians to deliver funds or securities for the purpose of effecting transactions, and to instruct custodians to exercise or abstain from exercising any right or privilege attaching to assets;
                    (v) to solicit investments in the Partnership;
                    (vi) to receive from Partners contributions to the capital of the Partnership;
                    (vii) to conduct meetings of the Partners at the Partnership’s principal office or elsewhere;
                    (viii) to open, maintain and close bank accounts and custodial accounts for the Partnership and draw checks and other orders for the payment of money;
                    (ix) to disburse payments to Partners in connection with withdrawals from the Partnership;
                    (x) to disburse payments as provided for in this Agreement;

                    (xi) to pay all Organizational Costs and Offering Costs;
                    (xii) to engage such attorneys, accountants and other professional advisers and consultants as the General Partner may deem necessary or advisable for the affairs of the Partnership;
                    (xiii) to furnish Partners with the reports described in Section 5.2;
                    (xiv) to furnish Partners with copies of all amendments to this Agreement;
                    (xv) to issue to any Partner, in such form and on such terms as the General Partner may consider appropriate, an instrument certifying that such Partner is the owner of an interest in the Partnership;
                    (xvi) to prepare and file, on behalf of the Partnership, any required tax returns and all other documents relating to the Partnership and to make any elections (required or otherwise) in connection therewith;
                    (xvii) to commence or defend litigation that pertains to the Partnership or any Partnership assets;
                    (xviii) to provide office space, office and executive staff and office supplies and equipment for the Partnership’s principal office;
                    (xix) to cause the Partnership, if and to the extent the General Partner deems such insurance advisable, to purchase or bear the cost of (A) any insurance covering the potential liabilities of the Partnership, the General Partner and their officers, members, employees and agents and (B) fidelity or other insurance relating to the performance by the General Partner of its duties to the Partnership;
                    (xx) in the normal course of the Partnership’s business and for any Partnership purpose, including without limitation payment of the Partnership’s operating expenses and the Incentive Allocation, to cause the Partnership to borrow money and make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, guarantees and other instruments and evidences of indebtedness, and secure the payment thereof by mortgage, pledge or assignment of or security interest in all or any part of the Investments and other property then owned or thereafter acquired by the Partnership;
                    (xxi) generally to provide all other executive and administrative undertakings for and on behalf of the Partnership; and
                    (xxii) subject to the other terms and provisions of this Agreement, to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by Section 2.5, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other person, firm or corporation having any business, financial or other relationship with any Partner or Partners.
               (c) The General Partner shall be the tax matters partner for purposes of section 6231(a)(7) of the Code and the corresponding provisions of any state or local statute. As such, the General Partner shall have the exclusive authority and discretion to take such actions as a tax matters partner is authorized to take under the Code, including, but not limited to: (i) make any elections required or permitted to be made by the Partnership under any provision of the Code or any other revenue law; (ii) file a petition as contemplated in section 6226(a) or 6228 of the Code; (iii) file any request contemplated in section 6227(b) of the Code; and (iv) enter into an agreement extending the statute of limitations as contemplated by section 6229(b)(1)(B) of the Code. The Partnership shall reimburse the General Partner for any and all out-of-pocket costs and expenses (including attorneys’ and other professional fees and expenses) incurred by it in its capacity as tax matters partner. Each Partner who elects to participate in Partnership administrative tax proceedings shall be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Partner and the cost of any resulting audits or adjustments of a Partner’s tax return will be borne solely by the affected Partner. The tax matters partner shall be entitled to rely on the advice of legal counsel as to the nature and scope of its responsibilities and authority as tax matters partner and positions taken by the Partnership on its tax return and in audit proceedings, and any act or omission of the tax matters partner (i) in reliance upon the advice of legal counsel, accounting professionals or other professionals or experts or (ii) which did not constitute gross negligence or willful misconduct on the part of the tax matters partner, shall not in any event subject the tax matters partner to liability to the Partnership or any Limited Partner.
          7.2 Expenses.
               (a) The Partnership will pay to the General Partner or an affiliate designated by the General Partner no more than 1% per annum of the total capital of the Partnership at the beginning of each year to cover overhead expenses.
               (b) In addition to the 1% overhead payment to the General Partner, the Partnership will also be responsible for and will pay for expenses related directly to maximizing the Partnership’s investments. These expenses include (but are not limited to): legal expenses (which are likely to be substantial); accounting expenses; organizational expenses; investment expenses such as commissions, research fees; travel and due diligence expenses related to the analysis, purchase or sale of investments, whether or not a particular investment is consummated; interest on margin accounts and other indebtedness; custodial fees; consulting fees; and any other expenses related to the purchase, sale or transmittal of Partnership assets, including nominee fees and other expenses incurred in connection with the General Partner’s attempt to influence the policies of companies in which the Partnership invests.
          7.3 Rights of Limited Partners. The Limited Partners shall not participate in the management, control, or operation of the Partnership’s business, and shall have no right or authority to act for the Partnership or to vote on matters other than the matters set forth in this Agreement or as required by applicable law. Except as otherwise required by law, a Limited Partner shall have no liability for the debts or obligations of the Partnership.

          7.4 Other Activities of Partners.
               (a) Neither the General Partner, any of its Affiliates, nor any of its employees shall be required to devote its full time to the affairs of the Partnership, but shall devote such of its time to the business and affairs of the Partnership as it shall determine, in its discretion, to be necessary to conduct the affairs of the Partnership for the benefit of the Partnership and the Partners.
               (b) Each Partner agrees that any other Partner and any partner, director, officer, shareholder, Affiliate, member, or employee of any other Partner, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, management of other accounts, investment in, or financing, acquisition and disposition of, securities, investment and management counseling, brokerage services, serving as directors, officers, advisers or agents of other companies, partners of any partnership, or trustee of any trust, or entering into any other commercial arrangements, whether or not any such activities may conflict with any interest of the parties with respect to the Partnership. Without in any way limiting the foregoing, each Partner hereby acknowledges that (i) none of the Limited Partners or their respective partners, directors, officers, shareholders, Affiliates or employees shall have any obligation or responsibility to disclose or refer any of the investment or other opportunities obtained through activities contemplated by this subsection (b) to the General Partner or the Limited Partners, but may refer the same to any other party or keep such opportunities for their own benefit; and (ii) the Limited Partners and the General Partner and their respective partners, directors, officers, shareholders, Affiliates and employees are hereby authorized to engage in activities contemplated by this subsection (b) with, or to purchase, sell or otherwise deal or invest in Securities issued by, companies in which the General Partner might from time to time invest or be able to invest or otherwise have any interest on behalf of the Partnership, without the consent or approval of the Partnership or any other Partner.
               (c) When the General Partner in its sole discretion determines that it would be appropriate for the Partnership and any Managed Account to participate in an investment opportunity, the General Partner will seek to execute orders on a basis which is fair, reasonable and equitable to the Partnership and each such Managed Account. In such situations, the General Partner may place orders for the Partnership and each such Managed Account simultaneously and if all such orders are not filled at the same price, the General Partner may cause the Partnership and each such Managed Account to pay or receive the average of the prices at which the orders were filled for the Partnership and each such Managed Account. If all such orders cannot be fully executed under prevailing market conditions, the General Partner in its sole discretion may allocate the Investments or other assets traded among the Partnership and any Managed Account on a basis which it considers equitable, taking into account the size of the order placed for the Partnership and each such Managed Account as well as any other factors which the General Partner in its sole discretion deems relevant.
          7.5 Duty of Care; Indemnification.
               (a) The General Partner (which terms shall include for this purpose each member, director, manager, officer, employee or agent of, or any person who controls, the

General Partner, and their respective executors, heirs, assigns, successors or other legal representatives) shall not be liable to the Partnership or to any of its Limited Partners for any loss or damage occasioned by any acts or omissions in the performance of its services under this Agreement, unless such loss or damage is due to the gross negligence, willful misconduct, or bad faith of such General Partner, or as otherwise required by law.
               (b) The General Partner (which terms shall include each member, director, manager, officer, employee or agent of, or any person who controls, the General Partner, and their respective executors, heirs, assigns, successors or other legal representatives) shall be indemnified to the fullest extent permitted by law by the Partnership (but not the Partners individually) against any cost, expense (including attorneys’ fees and expenses), judgment, or liability incurred by or imposed upon it in connection with any action, suit or proceeding (including any proceeding before any judicial, administrative or legislative body or agency) to which it may be made a party or otherwise be involved or with which it shall be threatened by reason of being or having been General Partner; provided, however, that no General Partner shall be so indemnified to the extent such cost, expense, judgment or liability shall have been finally determined in a decision on the merits in any such action, suit or proceeding to have been incurred or suffered by the General Partner by reason of gross negligence, willful misconduct or bad faith of the General Partner. The right to indemnification granted by this Section 7.6 shall be in addition to any rights to which the General Partner may otherwise be entitled and shall inure to the benefit of the successors or assigns of such General Partner. The Partnership shall pay the expenses incurred by the General Partner in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such General Partner to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein. It shall be a defense that (i) in any suit brought by the General Partner to enforce a right to indemnification hereunder, and (ii) in any suit in the name of the Partnership to recover expenses advanced pursuant to the terms of an undertaking, the Partnership shall be entitled to recover such expenses upon a final adjudication that, the General Partner or other person claiming a right to indemnification hereunder has not met the applicable standard of conduct set forth in Section 7.6(a). No General Partner may satisfy any right of indemnity or reimbursement granted in this Section 7.6 or to which it may be otherwise entitled except out of the assets of the Partnership, and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. The General Partner in its sole discretion may obtain appropriate insurance on behalf of the Partnership to secure the Partnership’s obligations hereunder.
          7.6 Exculpation.
               (a) Neither the General Partner nor any Affiliate of the General Partner shall be liable to any Partner or to the Partnership for any mistakes of judgment or for any acts or omissions arising out of or in connection with the Partnership, any investment made or held by the Partnership, or this Agreement unless such mistake, action or omission was performed or omitted fraudulently or in bad faith or constituted willful misconduct or gross negligence, or for losses due to such mistakes of judgment or such actions or omissions or to the negligence, dishonesty, fraud, or bad faith of any broker or agent of the Partnership, provided that such broker or agent was selected, engaged or retained for the Partnership by the General

Partner or any Affiliate of the General Partner in accordance with the standard of care set forth above. The General Partner and any Affiliate may consult with counsel and accountants in respect of the Partnership’s affairs and will be fully protected and justified in any action that is taken or omitted in accordance with the advice or opinion of such counsel and/or accountants, provided that they were selected with reasonable care.
               (b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.6 shall not be construed so as to provide for the exculpation of any person for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such exculpation would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 7.6 to the fullest extent permitted by law.
ARTICLE VIII
Dissolution and Liquidation
          8.1 Dissolution of Partnership.
               (a) The Partnership shall be dissolved upon the first to occur of the following dates:
                    (i) the decision of the General Partner to dissolve the Partnership and the giving of written notice of such decision by the General Partner to all Limited Partners; or
                    (ii) the occurrence of any event of withdrawal, under Section 17-402 of the Act, unless within 90 days thereafter, all the remaining Partners agree in writing to continue the business of the Partnership and to the appointment of one or more general partners.
                    (iii) the date on which (A) the General Partner is declared bankrupt by a court with appropriate jurisdiction, (B) the General Partner files a petition commencing a voluntary case under any bankruptcy law, (C) the General Partner makes an assignment for the benefit of creditors, (D) a receiver for the property or affairs of the General Partner is appointed, (E) the General Partner is dissolved and a winding up thereof commenced, unless (x) at the time there is at least one other General Partner and that General Partner agrees to continue the Partnership, or (y) within ninety (90) days after any such event all of the remaining Partners shall agree in writing to continue the Partnership and shall elect one or more replacement general partners.
               (b) Upon the occurrence of an event of withdrawal under Section 17-402 of the Act with respect to the General Partner, all remaining Partners are authorized to carry on the business of the Partnership as permitted by Section 17-801(3) of the Act and to the extent permitted by this Agreement. Except as provided in Section 8.1(a) or in the Act, the death, mental illness, dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of or other change in the ownership or nature of a Partner, the admission to the Partnership of a new General or Limited Partner, the withdrawal of a Partner from the Partnership, or the transfer by a Partner of his interest in the Partnership to a third party shall not cause the Partnership to dissolve.
          8.2 Liquidation of Assets.
               (a) Upon dissolution of the Partnership, the General Partner shall promptly liquidate the business and administrative affairs of the Partnership, or shall appoint a liquidator to do so however, if the General Partner is unable to liquidate the Partnership, or appoint a liquidator, a Person appointed by the holders of more than 50% of the aggregate Partnership Percentages of all Limited Partners shall liquidate the business and administrative affairs of the Partnership. Net Profit and Net Loss during the Fiscal Periods, which include the period of liquidation, shall be allocated pursuant to Article IV. The proceeds from liquidation shall be divided in the following manner:
                    (i) the debts, liabilities and obligations of the Partnership, other than debts to the Partners as Partners, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership’s assets to the Partners has been completed, shall first be paid;
                    (ii) such debts as are owing to the Partners as Partners shall next be paid; and
                    (iii) the Partners shall next be paid liquidating distributions (in cash or in securities or other assets, whether or not readily marketable) pro rata in accordance with, and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article IV to reflect allocations for the Fiscal Period ending on the date of the distributions under this Section 8.2(a)(iii).
               (b) Anything in this Section 8.2 to the contrary notwithstanding, the General Partner or liquidator in its sole discretion may distribute ratably in-kind rather than in cash, upon dissolution, any assets of the Partnership; provided, however, that if any in-kind distribution is to be made, (i) the assets distributed in kind shall be valued pursuant to Section 5.4 as of the actual date of their distribution, and charged as so valued and distributed against amounts to be paid under Section 8.2(a) above and (ii) any gain or loss (as computed for book purposes) attributable to property distributed in-kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.
ARTICLE IX
Miscellaneous
          9.1 Amendments.
               (a) The Partnership Agreement may be amended by the General Partner in its sole discretion without notification to, or the consent of the Limited Partners, at any time and without any limitation, so long as such amendment is not materially adverse to the Limited Partners’ interests.

               (b) Notwithstanding subsection (a), any amendment which would (i) increase the obligation of any Partner to make any Capital Contribution to the Partnership, (ii) reduce the Capital Account of any Partner other than in accordance with Section 3.4(d), or (iii) alter any Partner’s rights with respect to allocation of Net Profit or Net Loss or with respect to distributions and withdrawals may only be made if the prior written consent of each Partner adversely affected thereby is obtained.
               (c) The General Partner in its sole discretion may at any time without the consent of the other Partners (i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner under this Agreement, for the benefit of the Limited Partners; (ii) cure any ambiguity or correct or supplement any conflicting provisions of this Agreement; (iii) make any changes required by any governmental body or agency which is deemed to be for the benefit or protection of the Limited Partners; provided, that no such amendment referred to in clause (ii) or (iii) may be made unless it is for the benefit of, or not adverse to, the interests of the Limited Partners, such change does not affect the right of the General Partner to manage and control the Partnership’s business, does not affect the allocation of Net Profits or Net Losses among the Partners and does not affect the limited liability of the Limited Partners; (iv) amend this Agreement to reflect a change in the identity of the General Partner following a transfer of the General Partner’s partnership interest in accordance with the terms of this Agreement; (v) amend this Agreement (other than with respect to the matters set forth in Section 9.1(b)) to effect compliance with any applicable laws or regulations (including the Investment Advisers Act of 1940, as amended, in the event that the General Partner in its sole discretion determines to become a registered investment adviser in the future); and (vi) restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document.
          9.2 Special Power of Attorney.
               (a) Each Partner hereby irrevocably makes, constitutes and appoints the General Partner (and each of their successors and permitted assigns), with full power of substitution, the true and lawful representative and attorney-in-fact of, and in the name, place and stead of, such Partner with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:
                    (i) an amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 9.1);
                    (ii) the Certificate and any amendment thereof required because this Agreement is amended; and
                    (iii) all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the United States of America, the States of Delaware, New York, or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership as a limited partnership or to effect the dissolution or termination of the Partnership.
               (b) Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without his consent. If an amendment of the Certificate or this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such amendment or action, the General Partner in its sole discretion is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each other Partner will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the General Partner and as such:
                    (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the General Partner shall have had notice thereof; and
                    (ii) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of his interest in the Partnership, except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.
          9.3 Notices. Notices which may or are required to be given under this Agreement by any party to another shall be given by hand delivery, transmitted by telecopier facsimile or by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the register of Partners maintained by the General Partner or to such other addresses or facsimile numbers as may be designated by any party hereto by notice addressed to (i) the General Partner, in the case of notice given by any Limited Partner, and (ii) each of the Limited Partners, in the case of notice given by the General Partner. Notices shall be deemed to have been given when delivered by hand or transmitted by telecopier facsimile or on the date indicated as the date of receipt on the return receipt.
          9.4 Agreement Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations of the Partners hereunder shall not be assignable, transferable, or delegable except as provided in Sections 6.1 and 6.2, and any attempted assignment, transfer or delegation thereof which is not made pursuant to the terms of such sections shall be void.
          9.5 Governing Law. This Agreement, and the rights of the Partners hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rule thereof. The parties hereby consent to exclusive jurisdiction and venue for any action arising out of this Agreement in the Delaware Court of Chancery. Each Partner consents to service of process in any action or proceeding involving the Partnership by the mailing thereof by registered or certified mail, postage prepaid, to such Partner’s mailing address set forth in the register of Partners maintained by the General Partner.
          9.6 Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Partners and between Partners and former or prospective Partners and the Partnership. This Agreement is not intended for the benefit of non-Partner creditors and no rights are granted to non-Partner creditors under this Agreement.
          9.7 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.
          9.8 Miscellaneous.
               (a) The captions and titles preceding the text of each Section hereof shall be disregarded in the construction of this Agreement.
               (b) This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL PARTNER: STILWELL VALUE LLC, a Delaware limited liability company
By:	/s/ Joseph Stilwell
Managing Member

SIGNATURE PAGE
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
STILWELL VALUE PARTNERS VI, L.P.
Dated as of October 1, 2008

American Physicians Assurance Corporation Name of Limited Partner (typed or printed)
/s/ R. Kevin Clinton
Signature of, or on behalf of, Limited Partner

President & CEO Title
1301 N Hagadorn Road
East Lansing, MI 48823
Limited Partner Principal Place of Business Address